EXHIBIT 10.2

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is made and entered into as of August 29, 2008 by and between Adex Media, Inc., a Delaware corporation (the “Buyer”), Bay Harbor Marketing, LLC, a California limited liability company (the “Company”), and Bullivant Houser Bailey PC (the “Escrow Agent”).

RECITALS

A.	Company and Buyer are parties to that certain Asset Purchase Agreement of even date herewith, a copy of which is attached hereto as Exhibit A (the “Asset Purchase Agreement”);

B.
Pursuant to the Asset Purchase Agreement, the Company and Buyer agree to deposit into escrow, upon the closing of the Asset Purchase Agreement, (a) 150,000 restricted shares of the Buyer’s common stock in the name of the Company (the “Escrow Shares”), and (b) stock powers relating to the Escrow Shares, in form and substance satisfactory to the Escrow Agent and duly executed in blank by the Company (the “Stock Powers”);

C.
Concurrently with the deposit of the Escrow Shares and Stock Powers, the Company and Buyer each agree to provide to the Escrow Agent certified resolutions authorizing the Escrow Agent to act as escrow agent in accordance with the terms and conditions of this Agreement (the “Resolutions”);

D.
Company and Buyer each acknowledge and agree that the Escrow Agent will receive, hold and deliver the Escrow Shares and Stock Powers, and the Escrow Agent consents to receive, hold and deliver the Escrow Shares and Stock Powers, in accordance with this Agreement;

E.
Except as otherwise provided in this Agreement, capitalized terms used herein have the meanings assigned to them in the Asset Purchase Agreement and this is the Escrow Agreement referred to in the Asset Purchase Agreement;

AGREEMENT

Now, therefore, in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1.
Appointment of Escrow Agent.  Company and Buyer hereby appoint the Escrow Agent as their joint agent for the purpose of receiving, holding and delivering the Escrow Shares pursuant to the terms of this Agreement.

2.
Delivery of Escrow Shares.  Upon closing of the Asset Purchase Agreement, the Company shall deliver the Stock Powers to the Escrow Agent.  Buyer shall deliver a certificate or certificates evidencing the Escrow Shares to the Escrow Agent as soon as is practicable following closing of the Asset Purchase Agreement.

3.	Escrow Shares.

3.1	The Escrow Agent shall hold the Escrow Shares until receipt of instructions from Buyer pursuant to Section 2.3.1(e) of the Asset Purchase Agreement.

3.2
The Escrow Agent is not the transfer agent of the Escrow Shares.  If the Asset Purchase Agreement requires the release and delivery of the Escrow Shares, delivery shall be made by Escrow Agent instructing Buyer’s stock transfer agent to deliver certificates to the party to whom delivery of the Escrow Shares is to be made. Buyer agrees to use commercially reasonable efforts to cause its stock transfer agent to cause the delivery of certificates in the manner required by the Asset Purchase Agreement and instructed by Escrow Agent.

4.
Term.  The term of this Agreement shall begin upon execution by all parties hereto and shall end upon the release from escrow of the Escrow Shares as provided by the Asset Purchase Agreement, whereupon all duties of the Escrow Agent hereunder shall terminate.

5.
Expenses.  All expenses incurred by Escrow Agent in the course of administering the escrow provided for by this Agreement, other than expenses relating to any controversy concerning this Agreement, shall be paid solely by Buyer.

6.
Duties of Escrow Agent.  Escrow Agent agrees to act as escrow agent and receive, hold and deliver the Escrow Shares pursuant to the terms of this Agreement; provided, however, that the Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations shall be imposed upon Escrow Agent in connection with this Agreement.  Escrow Agent shall not be responsible or liable for the sufficiency, correctness, authenticity or validity of any instrument deposited with Escrow Agent hereunder, or the identity, authority or right of any person executing or depositing the same.  Escrow Agent shall have no duties to any person or entity other than the parties to this Agreement.

7.
Rights and Liabilities of the Parties.  Escrow Agent shall have the right to act upon any written or electronic notice, instruction, request, waiver, consent, document or communication believed by the Escrow Agent to be genuine and to be signed by the proper party or parties. Escrow Agent shall not be liable for, and Company and Buyer agree to indemnify, defend and hold Escrow Agent harmless from and against, all liability for any error of judgment or for any act done or step taken or omitted by Escrow Agent in good faith, or for any mistake of fact or law, of for anything which it may do or refrain from doing in connection herewith, except through its own gross negligence or willful misconduct.

8.
Force Majeure.  The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, subsequent governmental regulations, fire, communication-line failures, computer viruses, power failures, network failures, or similar events.

9.
Resignation.  Escrow Agent may resign at any time for any reason upon thirty days’ written notice to Company and Buyer.  If the Company and Buyer do not deliver to Escrow Agent a joint notice of appointment of a lawful successor escrow agent within such thirty-day period, Escrow Agent may petition any court of competent jurisdiction to appoint a lawful successor escrow agent, and Company and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless against any and all reasonable legal and other fees and costs incurred in connection with such petition.  Upon the appointment of a successor escrow agent, Escrow Agent shall be fully relieved of all liability under this Agreement to all parties upon the transfer of and accounting for the escrow deposits to such successor escrow agent.

10.	Voting Rights.

10.1
For so long as the Escrow Agent holds Escrow Shares under this Agreement, the registered owner of the Escrow Shares may (i) exercise any and all voting and other consensual rights pertaining to any of the Escrow Shares and (ii) act, or refrain from acting, in any manner which such registered owner may deem necessary or advisable with respect to the Escrow Shares until such Escrow Shares are transferred to Buyer or cancelled; provided, however, that nothing in this Section 10 shall authorize or permit the Company to act, or fail to act, in any manner which would violate or be inconsistent with any of the terms of this Agreement or the Asset Purchase Agreement.

10.2
All dividends and distributions on the Escrow Shares, payable in cash, securities or other property (including, without limitation, pursuant to any stock split, reverse stock split, stock combination or reclassification of Buyer’s common stock or any merger, consolidation or combination of Buyer with any other entity or entities), shall become part of the escrow fund and shall be held in escrow in accordance with the terms of this Agreement; provided, however, that the registered owner of the Escrow Shares shall include such dividends and distributions in its taxable income and shall pay all taxes arising therefrom. If the Company receives any such dividends or distributions directly during the term of this Agreement, the Company shall hold such dividends or distributions in trust for the parties to this Agreement, and shall forthwith deliver the same to the Escrow Agent.

11.
No Encumbrance.  Company may not pledge, sell, assign or transfer any Escrow Shares or any beneficial interest in any Escrow Shares, including by operation of law or equity in satisfaction of any debt or other liability of the Company, prior to the delivery to the Company of the Escrow Shares pursuant to this Agreement.

12.	Legends.

12.1	All certificates evidencing shares of Escrow Stock shall bear the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISTRIBUTED OR DISPOSED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THAT CERTAIN ESCROW AGREEMENT, DATED AS OF AUGUST __, 2008, A COPY OF WHICH IS AVAILABLE FROM THE ISSUER’S PRINCIPAL EXECUTIVE OFFICE.

12.2	Notwithstanding the foregoing, Escrow Agent shall not be responsible for placing legends on certificates delivered to Escrow Agent or for changing such legends at any time.

13.	Dissolution of the Company.

13.1
If the Company is lawfully dissolved, the Company shall have the right to transfer its rights and obligations under this Agreement and its rights to the Escrow Shares to a liquidating trustee designated by the Company (the “Liquidating Trustee”), subject to the terms and conditions of this Agreement.  In such event, Company shall deliver to Buyer and Escrow Agent (i) a certificate executed by an authorized officer of the Company stating that the Company has been lawfully dissolved, and (ii) a notice specifying the name, address and taxpayer identification number of the Liquidating Trustee, in each case in form and substance satisfactory to the Escrow Agent and duly executed by the Company.

13.2
Within twenty days after receipt of the items listed in Section 13.1 above, Buyer shall cause a certificate representing the Escrow Shares to be issued in the name of the Liquidating Trustee and delivered to Escrow Agent in escrow hereunder and shall direct the Escrow Agent to surrender the original certificate representing the Escrow Shares in the name of the Company to Buyer’s transfer agent for cancellation; provided, however, that issuance of a stock certificate in the name of the Liquidating Trustee shall be made against receipt of stock powers relating to such new certificate in form and substance satisfactory to Escrow Agent and duly executed in blank by the Company.

13.3
After the dissolution of the Company and the issuance of a certificate in the name of the Liquidating Trustee, the Liquidating Trustee shall be bound by, and obligated to observe and perform, all of the terms and conditions of this Agreement to the extent that the Company would have been so bound or obligated if the Company had not dissolved.

13.4
Except as provided in this Section 13, the Escrow Agent shall have no obligation to the Company or its members to issue additional stock certificates or replacement stock certificates upon a dissolution of the Company and the dissolution of the Company shall not otherwise affect the Escrow Shares or alter the terms of this Agreement.

14.
Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14:

14.1	If to the Company:

Bay Harbor Marketing, LLC
101 Nellen Avenue, Suite 201
Corte Madera, CA 94925
Attn:  Kevin Dufficy

14.2	If to Buyer:

Adex Media, Inc.
883 North Shoreline Blvd. #A200
Mountain View, CA 94043
Attn: Ben Zadik, Chief Financial Officer
Fax: (650) 396-5400

with a copy to:

Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108
Attn: Eric K. Ferraro
Fax: (415) 352-2701

14.3	If to Escrow Agent:

Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108
Attn: Eric K. Ferraro
Fax: (415) 352-2701

15.
Amendment and Waivers.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of any other term or condition of this Agreement, or of the same terms and conditions on any other occasion.  The waiver by a party of a breach of this Agreement on one occasion shall not be deemed to constitute a waiver of any other breach or the same breach on any other occasion.

16.
Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to effect the intents and purposes of this Agreement.

17.
Conflicts.  The parties acknowledge that the Escrow Agent has acted as counsel to Buyer in connection with this Agreement, the Asset Purchase Agreement, and other matters, and that in the event of any dispute with respect to this Agreement, Escrow Agent shall be entitled to continue to act as counsel to  Buyer and its subsidiaries and affiliates, including, without limitation, with respect to any dispute arising under or related to this Agreement or the Asset Purchase Agreement or any of the transactions contemplated hereby or thereby or under any of the instruments or agreements executed or delivered in connection therewith or herewith, regardless of any conflicts which this may present with respect to its role as escrow agent hereunder.

18.	Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

19.
Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among Buyer, the Company, and the Escrow Agent with respect to the subject matter hereof except for the Asset Purchase Agreement, which shall continue in full force and effect in accordance with its terms.

20.
Binding Effect; No Third-Party Beneficiaries. All provisions of this Agreement shall be binding on, inure to the benefit of, and be enforceable by and against the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.  Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.
Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

22.
Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company, the Buyer, and the Escrow Agent has caused this Agreement to be executed by its respective duly authorized representative.

AdEx Media, Inc. By: Name: Title:	Bay Harbor Marketing, LLC By: Name: ________________________ Title: ________________________

Bullivant Houser Bailey PC By: Name: Title:

10748076.3

EXHIBIT A

ASSET PURCHASE AGREEMENT